Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way • Irvine, CA USA • 92614 Phone: 949.250.2500 • Fax: 949.250.2525 www.edwards.com

NEWS RELEASE

Media Contact:	Jared B. Adams, 949-250-5070
Investor Contact:	David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES REORGANIZES OPERATIONS

•                 Company to Discontinue Optiwave Laser Ablation system

•                  $16 Million Charge to be Recorded in Fourth Quarter

IRVINE, Calif., December 5, 2006 – Edwards Lifesciences Corporation (NYSE: EW), a global leader in medical technologies to treat advanced cardiovascular disease, announced today the discontinuation of its Optiwave 980 Cardiac Laser Ablation System.  In addition, Edwards is realigning resources to better drive key strategic opportunities.  The combined changes result in the elimination of approximately 70 full-time positions and an estimated $16 million pre-tax charge in the fourth quarter.

“We believe that focusing on our strategic imperatives and restructuring our organization best prepares us for the new technologies and growth platforms Edwards is pursuing,” said Michael A. Mussallem, chairman and CEO.  “At this time we are actively recruiting talent to fill many new roles as we increase investments to drive growth.”

Edwards’ original strategy for investing in the treatment of atrial fibrillation was based on the potential for market leadership resulting from Optiwave 980’s unique laser energy source and its close relationship to the company’s heart valve business.  The company has chosen to apply resources to programs with greater growth opportunities, such as Edwards’ core heart valve business and transcatheter aortic valve opportunities.

About Edwards Lifesciences

Edwards Lifesciences, a leader in advanced cardiovascular disease treatments, is the number-one heart valve company in the world and the global leader in acute hemodynamic monitoring.  Headquartered in Irvine, Calif., Edwards focuses on specific cardiovascular disease states including heart valve disease, peripheral vascular disease and critical care technologies. The company’s global brands, which are sold in approximately 100 countries, include Carpentier-Edwards, Cosgrove-Edwards, FloTrac, Fogarty, LifeStent, PERIMOUNT Magna and Swan-Ganz. Additional company information can be found at http://www.edwards.com.

Edwards, Ascendra, FloTrac, MOBIUS and MONARC are trademarks of Edwards Lifesciences Corporation.  Edwards Lifesciences, Carpentier-Edwards, Cosgrove-Edwards, Fogarty, PERIMOUNT Magna and Swan-Ganz are trademarks of Edwards Lifesciences Corporation and are registered in the U.S. Patent and Trademark Office.  LifeStent is a trademark of Edwards Lifesciences AG and is registered in the United States Patent and Trademark Office.

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